Exhibit 99.1

For: J. Crew Group Contact: James Scully Chief Financial Officer (212) 209-8040 Allison Malkin Integrated Corporate Relations (203) 682-8225

FOR IMMEDIATE RELEASE

J. Crew Group, Inc. Announces Closing of its Initial Public Offering, Redemption of All

Outstanding Preferring Stock and Conversion of 5.0% Notes Payable into Common Stock

NEW YORK (July 3, 2006) — J. Crew Group, Inc. (the “Company”) today announced the closing of its initial public offering of 21,620,000 shares of common stock. The number of shares issued includes 2,820,000 purchased by the underwriters to cover over-allotments. The Company intends to use a substantial portion of the net proceeds from the sale of the over-allotment shares to reduce borrowings under its new term loan, and any remaining net proceeds for general corporate purposes. The shares are listed on the New York Stock Exchange and trade under the symbol “JCG.”

The Company also today announced that it has called for redemption all $92.8 million liquidation value of its Series A 14 1/2% Cumulative Preferred Stock and all $32.5 million liquidation value of its Series B 14 1/2% Cumulative Redeemable Preferred Stock at 100% of liquidation value. Payment of the redemption amounts and accumulated and unpaid dividends of $306.4 million will be made on July 13, 2006. The Company has issued notices describing the redemption procedures to holders of the Preferred Stock. Copies of the notices are also available from American Stock Transfer & Trust Company, the Company’s transfer agent, at (877) 248-6417 (toll free) or (718) 921-8317 or by e-mail at info@amstock.com.

In addition, the Company announced that TPG –MD Investment, LLC, a company owned by Texas Pacific Group, the Company’s largest shareholder, and Millard Drexler, the chief executive officer of the Company and chairman of its board of directors, today converted the $23,629,000 million 5.0% Notes Payable due 2008 of the Company’s wholly-owned subsidiary J. Crew Operating Corp. into 6,729,186 shares of common stock of the Company pursuant to a prior agreement.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

J.Crew Group, Inc. is a fully integrated multi-channel specialty retailer of women’s and men’s apparel and accessories. J.Crew products are distributed through the Company’s 166 retail and 49 factory stores, the J.Crew catalog, and the Company’s Internet website at www.jcrew.com.

Certain statements herein are “forward-looking statements”. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including competitive pressures in the apparel industry, changes in levels of consumer spending or preferences in apparel and acceptance by customers of the Company’s products, overall economic conditions, changes in key personnel, the Company’s ability to expand its store base and product offerings, governmental regulations and trade restrictions, acts of war or terrorism in the United States or worldwide, political or financial instability in the countries where the Company’s goods are manufactured, postal rate increases, paper and printing costs, availability of suitable store locations at appropriate terms, the level of the Company’s indebtedness and exposure to interest rate fluctuations, and other factors which are set forth in the Company’s Form 10-K and in all filings with the SEC made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

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